Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on the 30th day of October 2024, effective as of the legal closing date of the mutual to stock conversion of Security Bank, s.b. (the “Effective Date”), by and between Security Bank, s.b. (the “Bank”) and Darren Jones (the “Executive”). Any reference to the “Company” shall mean the to-be formed holding company of the Bank.

RECITALS

WHEREAS, the Bank desires to continue to employ the Executive in an executive capacity in the conduct of its businesses, and the Executive desires to be so employed on the terms contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

(a) Employment. During the Term (as defined in Section 2(a)) of this Agreement, the Executive agrees to serve as Executive Vice President, Chief Lending Officer of the Bank or any successor executive position with the Bank that is consented to, in writing, by the Executive (the “Executive Position”), and will perform the duties of and have all powers associated with the Executive Position as are appropriate for a person in the position of the Executive Position, as well as those as shall be assigned by the President and Chief Executive Officer or the Board of Directors of the Bank (the “Board of Directors”). As Executive Vice President, Chief Lending Officer, the Executive will report directly to the President and Chief Executive Officer. During the period provided for in this Agreement, the Executive also agrees to serve, if elected or appointed, as an officer, director or trustee of any subsidiary or affiliate of the Bank and in such capacity to perform the duties and responsibilities reasonably appropriate to any such position.

(b) Responsibilities. During the Executive’s employment hereunder, the Executive will be employed on a full-time basis and devote the Executive’s full business time and best efforts, business judgment, skill, and knowledge to the performance of the Executive’s duties and responsibilities related to the Executive Position. Except as otherwise provided in Section 1(c), or as may be approved by the Board of Directors, the Executive will not engage in any other business activity during the term of this Agreement.

(c) Service on Other Boards and Committees. The Bank encourages participation by the Executive on community boards and committees and in activities generally considered to be in the public interest, but the Board of Directors shall have the right to disapprove, in its sole discretion, the Executive’s participation on those boards, committees and activities.

2. TERM.

(a) Term and Annual Renewal. The initial term of this Agreement will begin as of the Effective Date and continue for a period of three years (the “Term”). Commencing as of February 1 immediately following the Effective Date (the “Renewal Date”) and continuing on each subsequent anniversary of the Renewal Date, the Term will extend automatically for one additional year, so that the Term will be three (3) years from the applicable Renewal Date, unless either the Bank or the Executive, by written notice to the other given at least thirty (30) days prior to the Renewal Date, notifies the other of its intent not to extend the Term. In the event either party provides notice not to extend the Term, the Term will become fixed and terminate as of the last day of the then current Term. For avoidance of doubt, any extension to the Term will become the new “Term” for purposes of this Agreement. At least forty-five (45) days prior to a Renewal Date, the disinterested members of the Board of Directors will conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to take action regarding non-renewal of the Agreement.

(b) Change in Control. Notwithstanding the foregoing, in the event that during the Term the Bank or the Company enters into an agreement to effect a transaction that would be considered a Change in Control, as defined in Section 5, the Term of this Agreement will automatically extend so that it expires no less than two (2) years beyond the effective date of the Change in Control, subject to extensions as set forth in Section 2(a).

(c) Continued Employment Following Expiration of Term. Nothing in this Agreement will mandate or prohibit a continuation of the Executive’s employment following the expiration of the Term.

3. COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a) Base Salary. In consideration of the Executive’s performance of the responsibilities and duties set forth in this Agreement, the Executive will receive an annual base salary of $160,125 per year (“Base Salary”). The Bank will pay the Base Salary in accordance with its customary payroll practices. During the term of this Agreement, the Board of Directors (or the Compensation Committee of the Board of Directors (the “Compensation Committee”)) may increase, but not decrease, the Executive’s Base Salary. Any increase in Base Salary will become the new “Base Salary” for purposes of this Agreement.

(b) Bonus and Incentive Compensation. The Executive (i) is eligible to participate in any bonus plan or arrangement of the Bank in which senior management is eligible to participate, pursuant to which a bonus may be paid to the Executive in accordance with the plan or arrangement; and/or (ii) may receive a bonus, if any, on a discretionary basis, as determined by the Board of Directors or the Compensation Committee.

(c) Benefit Plans. The Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to senior management of the Bank, on terms and conditions no less favorable than the plans, arrangements and perquisites are available to other members of senior management of the Bank. Without limiting the generality of the foregoing, the Executive also will be entitled to participate in any employee benefit plans including but not limited to retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to senior management or employees generally of the Bank, subject to and on a basis consistent with the terms, conditions and overall administration of those plans and arrangements. From time to time, the Bank will review the Executive’s overall compensation package and will consider whether the implementation or certain arrangements, including a non-qualified retirement plan, would be appropriate.

(d) Leave and Paid Time Off. The Executive will be entitled to paid time off each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices and in accordance with the Bank’s policies and procedures for officers. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Club. The Bank will pay or reimburse the Executive for expenses incurred for his membership at Illini County Club, provided such expenses do not exceed $10,000.

(e) Expense Reimbursements. The Bank will reimburse the Executive for all reasonable travel, entertainment and other expenses incurred by the Executive in performing the Executive’s obligations under this Agreement, including, without limitation, fees for memberships in organizations that the Executive and the Board of Directors or the Compensation Committee mutually agree are necessary and appropriate in connection with the performance of the Executive’s duties under this Agreement. All reimbursements will be made as soon as practicable upon substantiation of the expenses by the Executive in accordance with the applicable policies and procedures of the Bank and, in any event, not later than the last day of the calendar year immediately following the calendar year in which the Executive incurred the expense.

4. TERMINATION AND TERMINATION PAY.

Subject to Section 5, which governs the occurrence of a Change in Control, the Executive’s employment under this Agreement will terminate under the circumstances set forth in this Section 4.

(a) Definition of Accrued Obligations. For purposes of this Agreement, the term “Accrued Obligations” means the sum of: (i) any Base Salary earned but unpaid through the Executive’s Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(e)), (iii) unused paid time off accrued through the Date of Termination (subject to an in accordance with Section 3(d)), (iv) any earned but unpaid short-term and long-term incentive compensation for the year immediately preceding the year of termination and (v) any vested benefits the Executive may have under any employee benefit plan of the Bank through the Date of Termination, which vested benefits will be paid and/or provided in accordance with the terms of the applicable employee benefit plans. Unless otherwise provided by the applicable employee benefit plan, the Accrued Obligations, if any, will be paid to the Executive (or the Executive’s estate or beneficiary in the event of the Executive’s death) within thirty (30) days following the Executive’s Date of Termination.

(b) Death. This Agreement and the Executive’s employment with the Bank will terminate upon the Executive’s death, in which event the Bank’s sole obligation will be to pay or provide the Executive’s estate or beneficiary with any Accrued Obligations.

(c) Disability. The Bank may terminate the Executive’s employment and this Agreement due to the Executive’s Disability. If the Bank terminates the Executive’s employment due to the Executive’s Disability, the Bank’s sole obligation under this Agreement shall be to pay or provide the Executive with any Accrued Obligations. For these purposes, the term “Disability” means the Executive is deemed disabled for purposes of the Bank’s long-term disability plan or policy that covers the Executive or is determined to be disabled by the Social Security Administration.

(d) Termination for Cause. The Bank may terminate the Executive’s employment for “Cause” at any time. The Executive shall have no right to receive compensation or other benefits, other than the Accrued Obligations, for any period after a termination for “Cause.” For purposes of Agreement, “Cause” shall be deemed to exist if the Executive: (i) has engaged in any willful act or omission that, in the judgment of the Board of Directors has caused or will likely cause substantial economic damage to the Bank or the Company or substantial injury to the business reputation of the Bank or the Company; or (ii) has engaged in an act or acts of dishonesty or fraud intended to result in enrichment or advantage to the Executive or a third party at the expense of the Bank or through the use of the Bank’s assets (including proprietary or confidential information); or (iii) has engaged in the willful failure (other than due to substantiated physical or mental incapacity) to carry out the Executive’s duties and responsibilities to the Bank, including any reasonable directions from the Board of Directors or the Executive’s immediate supervisor, within the standards of performance that could reasonably be expected of an executive working for a banking institution or bank holding company in a similar position, if the willful failure continues for ninety (90) days or more after written notice of the failure is provided to the Executive by the Bank; or (iv) has willfully failed or refused (A) to comply with any material term or provision of this Agreement, (B) to adhere to the material terms of any employment-related policies or procedures as have been or may be established by the Bank, or (C) to execute and comply with the material terms of any instruments as may reasonably be requested by the Bank consistent with the foregoing clauses (A) and (B), including, without limitation, the Bank’s rules and policies with respect to conduct and ethics; or (v) has been convicted or enters a plea of guilty or nolo contendere or enters into a pretrial diversion program or similar program relating to a felony or any crime involving moral turpitude; or (vi) is subject to an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment with the Bank, unless the Executive has appealed that order and the appeal is pending; or (vii) abuses alcohol or any controlled substance in a manner that materially negatively affects the Executive’s performance or abilities at the Bank, whether or not such activity constitutes a crime; or (viii) is prohibited from employment with an FDIC-insured institution under applicable federal law or by order of any bank-regulatory agency. Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board of Directors is to make a final determination whether Cause exists, if the Board of Directors determines in good faith at a meeting of the Board of Directors, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Cause as described above, the Board of Directors may suspend the Executive from her duties hereunder for a reasonable period of time not to exceed twenty-one (21) days pending a further meeting at which the Executive shall be given the opportunity to be heard before the Board of Directors. For purposes of this subparagraph, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

(e) Resignation by Executive without Good Reason. The Executive may resign from employment during the term of this Agreement without Good Reason upon at least sixty (60) days prior written notice to the Board of Directors, provided, however, that the Bank may accelerate the Date of Termination upon receipt of written notice of the Executive’s resignation. In the event the Executive resigns without Good Reason, the Bank’s sole obligation under this Agreement will be to pay or provide any Accrued Obligations to the Executive.

(f) Termination Without Cause or With Good Reason.

(i)

The Board of Directors may immediately terminate the Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and the Executive may, by written notice to the Board of Directors, terminate her employment at any time within ninety (90) days following an event constituting “Good Reason” (a termination “With Good Reason”); provided, however, that the Bank will have thirty (30) days to cure the “Good Reason” condition, but the Bank may waive its right to cure. In the event of a termination employment described under this Section 4(f)(i) during the Term and subject to the requirements of Section 4(f)(iii), the Bank will pay or provide the Executive the following:

(A) any Accrued Obligations;

(B) a cash payment (less any applicable tax or other withholdings) equal to one-half (1/2) times the sum of the Executive’s: (A) Base Salary at the Date of Termination and (B) the average of the actual cash bonus earned for the two years immediately prior to the Executive’s Date of Termination); payable in a lump sum within sixty (60) days of the Executive’s Date of Termination; and

(C) provided that the Executive has elected continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursement (based on the same cost-sharing percentages of the health care premiums at the time of termination) of COBRA health care costs by the Bank for up to eighteen (18) consecutive months, or if less, for the period for which the Executive has elected COBRA coverage (commencing with the first month following the Executive’s Date of Termination and continuing until the eighteenth month following the Executive’s Date of Termination).

(ii)	“Good Reason” exists if, without the Executive’s express written consent, any of the following occur:

(A)	a material reduction in the Executive’s Base Salary and/or aggregate incentive compensation opportunities under the Bank’s annual and long-term incentive plans or programs, as applicable;

(B)	a material reduction in the Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position;

(C)	a relocation by the Bank of the Executive’s principal place of employment by more than thirty-five (35) miles from the Bank’s main office; or

(D)	a material breach of this Agreement by the Bank.

(iii)

Notwithstanding anything to the contrary in Section 4(f)(i), the Executive will not receive any payments or benefits under Sections 4(f)(i)(B) or 4(f)(i)(C) unless and until the Executive executes a release of claims (the “Release”) in favor of the Bank and any affiliates, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which the Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release must be executed and become irrevocable by the 60th day following the Date of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the payments and benefits described in this Section 4(f) will be paid, or commence, in the second calendar year.

(g) Effect on Status as an Employee, Director/Other. In the event of the Executive’s termination of employment under this Agreement for any reason, unless otherwise agreed to by the mutual consent of the Executive and the Board of Directors, the termination will also constitute the Executive’s resignation from all positions with the Bank and the Company (or any subsidiary or affiliate thereof), including as a director, officer or employee of the Bank and the Company, as well as a director of any subsidiary or affiliate thereof, to the extent the Executive is acting as a director, officer or employee of any of the aforementioned entities.

(h) Notice; Effective Date of Termination. Any Notice of Termination of employment under this Agreement must be communicated by or to the Executive or the Bank, as applicable, in accordance with Section 17. For purposes of this Agreement, the term “Date of Termination” means the Executive’s termination of employment pursuant to this Agreement, which will be effective on the earliest of: (i) immediately after the Bank gives notice to the Executive of the Executive’s termination Without Cause, unless the parties agree to a later date, in which case, termination will be effective as of such later date; (ii) immediately upon approval by the Board of Directors of termination of the Executive’s employment for Cause; (iii) immediately upon the Executive’s death or Disability; or (iv) sixty (60) days after the Executive gives written notice to the Bank of the Executive’s resignation from employment (or the period of time provided for in Section 4(f)(i) for a termination With Good Reason), provided that the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case the Executive’s resignation shall be effective as of that date.

5. CHANGE IN CONTROL.

(a) Change in Control Defined. For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 5(a), the term “Corporation” means the Bank, the Company or any of their successors, as applicable.

(i)

A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Corporation.

(ii)

A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty (30) percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)

A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Corporation, which is determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(b) Change in Control Benefits. Upon the termination of the Executive’s employment by the Bank (or any successor) Without Cause or by the Executive With Good Reason during the Term on or within two years after the effective time of a Change in Control, the Bank (or any successor) will pay or provide the Executive, or the Executive’s estate in the event of the Executive’s death, with the following:

(i)	any Accrued Obligations;

(ii)

a cash payment (less any tax or other withholdings) (the “Change in Control Severance”) equal to two (2) times the sum of the Executive’s: (A) Base Salary at the Date of Termination (or the Executive’s Base Salary in effect during any of the prior three years, if higher); and (B) the average of the actual cash bonus earned for the two years immediately prior to the Change Control; payable in a lump sum within sixty (60) days of the Executive’s Date of Termination; and

(iii)

provided that the Executive has elected continued health care coverage in accordance with COBRA, reimbursement of the COBRA health care costs (based on the same cost-sharing percentages of the health care premiums at the time of termination) by the Bank for up to 18 consecutive months, or if less, for the period for which the Executive has elected COBRA coverage (commencing with the first month following the Executive’s Date of Termination and continuing until the eighteenth month following the Executive’s Date of Termination).

The payments and benefits provided in this Section 5(b) will be payable to the Executive in lieu of any payments or benefits that are payable under Section 4(f).

6. COVENANTS OF EXECUTIVE.

(a) Non-Solicitation. Upon any termination of employment by the Executive, other than a termination for Cause, the Executive hereby covenants and agrees that during the “Restricted Period,” the Executive will not, without the written consent of the Bank, either directly or indirectly:

(i)

solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment with the Bank and/or accept employment with another employer; or

(ii)

solicit, provide any information, advice or recommendation, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

The restrictions contained in this Section 6(a) shall not apply in the event of the Executive’s termination of employment on or after the effective time of a Change in Control.

For purposes of this Section 6(a), the “Restricted Period” will be: (i) at all times during Executive’s period of employment with the Bank; and (ii) except as provided above, during the period beginning on Executive’s Date of Termination and ending on the one-year anniversary of the Date of Termination.

(b) Confidentiality. The Executive recognizes and acknowledges that the Executive has been and will be the recipient of confidential and proprietary business information concerning the Bank, including without limitation, past, present, planned or considered business activities of the Bank, and the Executive acknowledges and agrees that the Executive will not, during or after the term of the Executive’s employment, disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in writing signed by the Bank, or as may be required by regulatory inquiry, law or court order.

(c) Information/Cooperation. Durin the Term and thereafter, the Executive will, upon reasonable notice, furnish any information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that the Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any other subsidiaries or affiliates of the Bank.

(d) Reliance. Except as otherwise provided, all payments and benefits to the Executive under this Agreement will be subject to the Executive’s compliance with this Section 6, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Section 6, agree that, in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive. The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.

(e) Right to Seek the Advice of Counsel. The Executive acknowledges that the has been advised by the Bank to consult with an attorney prior to signing this Agreement and has received adequate consideration in consideration for signing this Agreement. The Executive acknowledges that he has had a period of at least fourteen (14) days to review this Agreement with persons of his choice, including his attorney, that he fully understands the terms of this Agreement, and that he has signed it knowingly and voluntarily.

7. SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

8. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment or non-solicitation agreement between the Bank or any predecessor of the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive under another plan, program or agreement (other than an employment agreement or non-solicitation agreement) between the Bank and the Executive. If the Effective Date does not occur, this Agreement shall be null, and void and no payments or benefits shall be made under this Agreement at any time.

9. NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place. A successor’s failure to assent to this Agreement following a Change in Control shall be deemed to be a material breach of this Agreement under Section 4(f).

10. MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future as to any act other than that specifically waived.

11. CERTAIN APPLICABLE LAW.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a) The Bank may terminate the Executive’s employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits under this Agreement for any period after the Executive’s termination for Cause, other than the Accrued Obligations.

(b) In no event shall the Bank (or any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(c) Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that the payment or benefit is payable upon the Executive’s termination of employment, then the payments or benefits will be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d) Notwithstanding the foregoing, if the Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the regulations issued thereunder) and any payment under this Agreement is triggered due to the Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment will be made during the first six (6) months following the Executive’s Separation from Service. Rather, any payment which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e) To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(f) Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(g) Notwithstanding anything in this Agreement to the contrary, the Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation. This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

12. SEVERABILITY.

If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

13. GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Illinois, but only to the extent not superseded by federal law.

14. ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator selected by the Bank (or in the case of arbitration following a Change in Control, selected by the Executive) within fifty (50) miles of Springfield, Illinois, in accordance with the Commercial Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The above notwithstanding, the Bank may seek injunctive relief in a court of competent jurisdiction in Illinois to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Bank.

15. INDEMNIFICATION.

The Bank will provide the Executive (including the Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify the Executive (and the Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by the Executive in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of having been a trustee, director or officer of the Bank or any subsidiary or affiliate of the Bank.

16. TAX WITHHOLDING.

The Bank may withhold from any amounts payable to the Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

17. NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or if sent by facsimile or email, on the date it is actually received.

To the Bank:	Security Bank, s.b. 510 East Monroe Street Springfield, Illinois 62701 Attention: Corporate Secretary

To Executive:	Most recent address on file with the Bank

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SECURITY BANK, S.B.

By:	/s/ Kenton W. Day
Name: Kenton W. Day
Title: Chairman

EXECUTIVE

/s/ Darren Jones
Darren Jones